Exhibit 99.1

Westaff Reports Fiscal 2006 Second Quarter Results

WALNUT CREEK, CA, Thursday, May 25, 2006 — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its second fiscal quarter, which ended April 15, 2006.  Consistent with historical financial reporting, the Company’s first three fiscal quarters comprise twelve weeks each while the fourth quarter comprises 16 or 17 weeks.

Revenue for the second quarter of fiscal 2006 was $138.6 million, which represented an increase of $3.1 million or 2.3% as compared to the second quarter of fiscal 2005.  Domestic revenue increased $6.2 million or 6.0% largely as a result of a 3.9% increase in billable hours for the temporary placements and an increase of 151% in permanent placement revenue.  These increases are attributable to the improvements made in the domestic operations, including an increase in the domestic field staff which has enhanced both our sales and service efforts.  Offsetting a portion of the domestic increase was a decrease in international revenue of $3.1 million, which was primarily caused by a 6.7% decrease in billable hours for temporary placements.  This decrease was caused by competitive pressures in all three international markets.  Despite these pressures, there was an increase of 10.9% in international permanent placement revenue, which served to offset some of the international revenue decrease.

Trish Newman, Westaff’s President and CEO commented, “We are pleased with our domestic revenue growth and believe we can continue this growth into future quarters.  We are particularly pleased with our growth in permanent placement revenue, which has increased both domestically and internationally.  We see this as validation that our permanent placement business model works in all our markets as well as further validation of domestic staff investments we have made.”

Gross margin for the 2006 quarter improved to 17.4% as compared to 17.1% for the 2005 quarter, while gross profit dollars increased $0.9 million.  These increases are largely attributable to the domestic gross margin increasing to 17.4% in the 2006 quarter from 16.5% in the 2005 quarter, which is attributable to increased domestic revenue, particularly due to permanent placements.  International gross margins have decreased in both the United Kingdom and Australia, due to the competitive pressures previously mentioned.  Westaff Senior Vice President and Chief Financial Officer, John Sanders stated, “We have implemented measures to improve gross margins on a prospective basis which include continued growth of our permanent placement revenue, improving financial results from underperforming branch offices, improving revenue growth in the United Kingdom and improving margins from our Australian operations.  We believe with these measures we will begin to yield margin improvements as soon as our third fiscal quarter.”

Selling and administrative expenses increased $0.9 million, or 4.7% for the second quarter of fiscal 2006 as compared to the second quarter of fiscal 2005.  As mentioned above and in previous releases, the Company has consciously added staff to its domestic field operations, which is the primary reason for the increase in these costs and also a primary reason for the improvement in domestic revenue and gross margins.  In addition, this fiscal quarter included $0.4 million of severance costs for former senior executives.  The Company is closely monitoring its selling and administrative costs.  Subsequent to quarter end, implemented additional costs savings measures, including a reduction in headcount at its corporate headquarters, which are expected to yield annualized costs savings in excess of $1.2 million.  Sanders added, “We will continue to manage our cost structure and implement further costs savings where prudent.”

The Company reported an operating loss for the second quarter of $147,000 as compared to an operating loss of $49,000 in the second quarter of fiscal 2005.  Net loss for the 2006 quarter was $266,000 or $(0.02) per diluted share compared to $371,000 or $(0.02) per diluted share for the 2005 quarter.

For the first 24 weeks of fiscal 2006 as compared to the same period of fiscal 2005, revenue increased $6.4 million, gross profit increased $1.3 million and cash generated from operating activities increased $9.5 million.  The balance sheet at April 15, 2006 as compared to the balance sheet at April 16, 2005 demonstrates an improvement of 58% in working capital as well as a 62% decrease in revolving debt balances.  At April 15, 2006, the overall revolver borrowing capacity was $15.2 million.

Westaff will discuss these results on a conference call at 8:00 AM Pacific time on Friday, May 26, 2006.  The call will be accessible by dialing 1-800-895-1715 and speaking the conference ID of “Westaff” to the operator.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs in excess of 125,000 people and services more than 15,000 client accounts from more than 230 offices located throughout the United States, the United Kingdom, Australia and New Zealand. For more information, please visit our website at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward —looking statements are qualified in their entirety by this cautionary statement.  Forward-looking statements contained herein include, but are not limited to, the statements regarding revenue, gross margins, growth rates and the Company’s prospects for fiscal 2006.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results could differ materially from estimates.  Among the factors affecting future operating results are: a highly competitive market, variability of employee-related costs including workers’ compensation liabilities, workers’ compensation collateral requirements, reserve requirements for workers’ compensation claims, working capital requirements, credit facilities and compliance with debt covenants, variability of operating results, and the seasonality of the business cycle, liquidity, possible adverse effects of fluctuations in the general economy, variability of the cost for unemployment insurance, risks related to franchise agent operations, risks related to international operations and fluctuating exchange rates, reliance on executive management, ability to attract and retain the services of qualified temporary personnel, risks related to customers, employer liability risks, regulatory mandates, reliance on management information systems, control by a significant shareholder, the volatility of the Company’s stock price, and litigation and other claims.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	John P. Sanders
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: jsanders@westaff.com

PRESS CONTACT:	Linda Gaebler
Vice President Communications
Telephone: 925/930-5368
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	April 15, 2006	April 16, 2005 (1)
Statements of Operations:

Revenue	$138,635	$135,521
Costs of services	114,559	112,368
Gross profit	24,076	23,153
Gross margin	17.4%	17.1%
Franchise agents’ share of gross profit	4,006	4,056
Selling and administrative expenses	19,043	18,190
Depreciation and amortization	1,174	956
Operating loss	(147)	(49)
Interest expense	248	282
Interest income	(31)	(23)
Loss from continuing operations before income taxes	(364)	(308)
Income tax provision (benefit)	(98)	20
Loss from continuing operations	(266)	(328)
Loss from discontinued operations	—	(43)
Net loss	$(266)	$(371)

Basic and diluted loss per share:
Continuing operations	$(0.02)	$(0.02)
Discontinued operations	$—	$—
Net loss	$(0.02)	$(0.02)

Weighted average common shares outstanding - basic and diluted	16,394	16,302

(1)  Restated to segregate revenue and expenses of discontinued operations.

	24 Weeks Ended
	April 15, 2006	April 16, 2005 (1)
Statements of Operations:

Revenue	277,236	270,826
Costs of services	229,922	224,816
Gross profit	47,314	46,010
Gross margin	17.1%	17.0%
Franchise agents’ share of gross profit	8,339	8,030
Selling and administrative expenses	37,000	34,975
Depreciation and amortization	2,344	1,915
Operating income (loss)	(369)	1,090
Interest expense	557	677
Interest income	(49)	(43)
Income (loss) from continuing operations before income taxes	(877)	456
Income tax provision (benefit)	(215)	216
Income (loss) from continuing operations	(662)	240
Loss from discontinued operations	—	(105)
Net income (loss)	$(662)	$135

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.04)	$0.01
Discontinued operations	$—	$—
Net income (loss)	$(0.04)	$0.01

Weighted average common shares outstanding - basic	16,386	16,175
Weighted average common shares outstanding - diluted	16,386	16,378

	April 15, 2006	October 29, 2005

Balance Sheet Highlights (Unaudited):

Current assets	$87,183	$96,793
Property and equipment, net	14,959	15,184
Goodwill	13,154	11,770
Other long-term assets	13,350	15,035
Total assets	$128,646	$138,782

Current liabilities	$47,257	$56,167
Long-term liabilities	20,489	20,994
Total liabilities	67,746	77,161
Stockholders’ equity	60,900	61,621
Total liabilities and stockholders’ equity	$128,646	$138,782

(1)          Restated to segregate revenue and expenses of discontinued operations.